UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 3, 2013

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas	77027
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2013, Stephen C. Pugh resigned as Executive Vice President and Chief Operating Officer of Midstates Petroleum Company, Inc. (“Midstates” or the “Company”).

In connection with his separation, Mr. Pugh entered into an agreement (the “Separation Agreement”) with the Company pursuant to which Mr. Pugh resigned as an officer of the Company effective October 3, 2013.  Upon his execution of a waiver and release, Mr. Pugh will receive a lump sum severance payment of $88,000 and will continue to receive salary continuation payments for a period of 18 months following the date of his separation.  Additionally, in the first quarter of 2014 when bonuses, if any, are paid pursuant to the terms and conditions of the Company’s 2013 Short-Term Incentive Plan, Mr. Pugh will also receive an award under the plan, prorated for the number of days of his employment during 2013.

With respect to Mr. Pugh’s outstanding awards under the Company’s 2012 Long-Term Incentive Plan (the “LTIP”), the Separation Agreement provides as follows: (i) on April 25, 2014 26,923 shares of restricted common stock relating to Mr. Pugh’s April 25, 2012 grant will vest and the remaining 80,769 unvested shares will be forfeited as of the date of the Separation Agreement and (ii) on February 21, 2014 30,000 shares of restricted common stock relating to Mr. Pugh’s February 21, 2013 grant will vest and the remaining 105,000 unvested shares will be forfeited as of the date of the Separation Agreement.

The Separation Agreement contains non-competition, non-solicitation and non-disparagement provisions, provisions regarding reimbursement for continued health insurance coverage and a waiver and release.

The foregoing description of the Separation Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation and Release Agreement, dated as of October 3, 2013, between Midstates Petroleum Company, Inc. and Stephen C. Pugh.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: October 4, 2013
	By:	/s/ Eric J. Christ
Eric J. Christ
Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation and Release Agreement, dated as of October 3, 2013, between Midstates Petroleum Company, Inc. and Stephen C. Pugh.